UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




                        January 8, 1998 (January 6, 1998)
                Date of Report (Date of earliest event reported)



                                 Rent-Way, Inc.
             (Exact name of registrant as specified in its charter)



                                  Pennsylvania
                  (State or other jurisdiction of corporation)

                                   000-22026
                            (Commission File Number)


                                   25-1407782
                        (IRS Employer Identification No.)



                  3230 West Lake Road, Erie, Pennsylvania 16505
               (Address of principal executive offices) (Zip code)



                                  814-836-0618
              (Registrant's telephone number, including area code)

                                 RENT-WAY, INC.

                                 8-K, Continued


Item 5.  Other Events

The registrant issued the following press release on January 6, 1998

Erie, PA - January 6, 1998 - Rent-Way, Inc. (NASDAQ - RWAY), today announced that it signed a letter of intent to acquire the stock of Champion Rentals, Inc., a privately-held rental-purchase chain for approximately $70 million plus assumption of liabilities. Champion Rentals, with 145 stores, has annualized revenues of approximately $80 million.

Consummation of the acquisition is subject to completion of due diligence, preparation of a definitive purchase agreement, financing, and other customary closing conditions. The purchase price is subject to adjustment at closing. Rent-Way is currently evaluating several proposals from institutional lenders regarding the financing of the acquisition. No other terms of the acquisition were disclosed.

Of Champion Rentals' 145 stores, located primarily in the Southeast United States, 25 were opened in 1997. Rent-Way expects that the acquisition, if consummated, will have the effect of increasing earnings per share. Upon the closing of the recently announced 50-store acquisition of Ace T.V. Rentals and the completion of the acquisition of Champion Rentals, Rent-Way's total stores will increase to 382.

Rent-Way currently operates a chain of 187 rental-purchase stores located in Colorado, Delaware, Florida, Illinois, Indiana, Kentucky, Maryland, Michigan, New York, Ohio, Pennsylvania, Virginia, West Virginia, and Washington, D.C. The Company rents brand name durable household products such as home entertainment equipment, furniture, and major appliances on a week-to-week or month-to-month basis under full service rental-purchase agreements.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.


                                   SIGNATURES


Date:    January 8, 1998                 Rent-Way, Inc.
                                          (Registrant)

                                         /s/ Jeffrey A. Conway
                                        --------------------------
                                         Jeffrey A. Conway
                                         Chief Financial Officer